UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ROMAN’S, INC.
(Name of Registrant as Specified In Its Charter)

BT BRANDS, INC.
GARY COPPERUD
KENNETH BRIMMER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UPDATED TOTALS SHOW BT BRANDS AHEAD BY 7 MILLION PROXY VOTES

August 3, 2023 - West Fargo, North Dakota - BT Brands, Inc. (NASDAQ: BTBD) (“BT Brands or BT”) today announced steps forward in its effort to achieve a fair vote for Noble Roman’s shareholders. On August 2, 2023, together with its CEO Gary Copperud, BT Brands brought a lawsuit in Federal Court for the Southern District of Indiana (the “Court”) naming Noble Roman’s, Inc. (“NROM” or the “Company”) and members of the NROM board of directors as Defendants.  The suit alleges that the Company and its directors violated federal law in omitting material information from its Definitive Proxy Statement and that NROM and its directors have violated their fiduciary duties to shareholders in attempting to prevent BT’s nomination of Mr. Copperud to the board. NROM’s actions are subverting the will of an overwhelming majority of NROM shareholders. The lawsuit notes that Mr. Copperud was recognized by Noble Roman’s as an approved board candidate and was placed on the ballot for the July 6, 2023, annual meeting, now scheduled for August 10, 2023. Both candidates solicited proxies; a recent tabulation of proxy votes shows BT’s candidate, Gary Copperud, with 10,194,885 proxy votes far exceeding the 2,851,046 proxies returned for the NROM incumbent candidate, Scott Mobley. The current tallies represent a 3.5:1 margin of potential victory.

In addition to the lawsuit filed yesterday, today, BT Brands and Mr. Copperud together filed a motion requesting the Court order NROM and its directors hold an annual meeting at which Mr. Copperud’s nomination is duly considered, the votes in his favor counted, and the results of the shareholders’ directive respected.

Owning a combined stake of more than 8% of NROM shares, BT nominated Mr. Copperud to serve as a director of NROM to bring oversight to the NROM board, including reviews of policies concerning executive compensation and corporate borrowing. In a move just nine days before the original annual meeting date, occurring when it was clear that Mr. Copperud would be elected to the board, defeating Scott Mobley, NROM declared that, despite enabling and recognizing Mr. Copperud’s nomination, the nomination was now deemed to be not in compliance with Noble Roman’s bylaws and would not be considered valid because shares owned by BT and Mr. Copperud’s shares were held in brokerage accounts in “street name” rather than in certificate form.

BT Brands expects to continue investigating NROM. BT is seeking documents required to be produced under Indiana law. BT plans to review the process of NROM’s board actions and intends to explore all available remedies under Indiana and Federal law. Mr. Copperud noted, “We are advocating for all shareholders invested in NROM, and it starts with seeking fairness in the election process, providing shareholders the opportunity to have their voices heard.”

About BT Brands, Inc.: BT Brands, Inc. (BTBD and BTBDW) owns and operates a fast-food restaurant chain called Burger Time, with locations in North and South Dakota and Minnesota. In addition, the Company owns the Pie In The Sky Coffee and Bakery in Woods Hole, Massachusetts, the Village Bier Garten in Cocoa, Florida, and Keegan’s Seafood Grille near Clearwater, Florida. BT Brands is seeking acquisitions within the restaurant industry.

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Forward-Looking Statements

This press release may contain statements that might be considered forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

Investor Contact for more information:

InvestorCom LLC

John Glenn Grau, 203-972-9300

info@investor-com.com

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please get in touch with InvestorCom LLC.

InvestorCom LLC

19 Old Kings Highway S., Suite 130

Darien, CT 06820

proxy@investor-com.com

(203) 972-9300 or (877) 972-0090

Thank you for your attention and support.

Sincerely,

BT Brands, Inc.

Kenneth Brimmer

Chief Operating Officer | 612-414-5104 | kbrimmer@itsburgertime.com

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